UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2013

PATHFINDER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Commission File Number
000-23601

Federal	16-1540137
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

214 West First Street, Oswego, NY 13126
(Address of Principal Executive Office) (Zip Code)

(315) 343-0057
(Registrant’s Telephone Number including area code)

Not Applicable
Former Name or Former Address, If Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

By an 8-k filing dated April 28, 2011, Pathfinder Bancorp., Inc. announced that through its subsidiary, Pathfinder Bank, and its subsidiary, Pathfinder Risk Management Inc. (“Risk Management”), a Purchase and Sale Agreement was executed to acquire a majority interest in the Fitzgibbons Agency, LLC (“Fitzgibbons”), a local insurance agency serving the same geographic area as Pathfinder Bank (“the prior 8-k").   Details of the transaction were included in the prior 8-k.

On December 1, 2013, Risk Management closed on the transaction and acquired a majority interest in Fitzgibbons for $374,094 and the equipment assets of Fitzgibbons for $50,000.   The purchase price for the majority interest in Fitzgibbons was slightly higher than disclosed in the prior 8-k because the revenue, upon which the purchase price was based, increased between the date of the prior 8-k and the date of closing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                                         PATHFINDER BANCORP, INC.

Date: December 4, 2013	By: /s/ Thomas W. Schneider
Thomas W. Schneider
President and Chief Executive Officer

About Pathfinder Bancorp, Inc.
Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market areas consisting of Oswego and Onondaga County.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust I.